FOR INTERNAL USE ONLY IN RESPONSE TO SHAREHOLDER INQUIRIES
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Oppenheimer New Jersey Municipal Fund Proxy Script
Mailing Date:              June 10, 2002
Meeting Date:     August 5, 2002
Mail Quantity:    2,200
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Q.  Who is eligible to vote?
If you owned shares of the Fund on April 22, 2002, then you are entitled to vote.

Q.  A message on my transaction confirmation indicated a proxy was underway for New Jersey Municipal Fund, but I did not receive a ballot.
If you were not a shareholder on the record date of April 22, 2002, you would not be eligible to vote your shares, so a ballot would not have been sent.  If you were a shareholder of record on April 22, but did not receive a ballot, we can confirm your eligibility to vote and forward a ballot to you.

Q.  How does the Board of Trustees recommend that I vote?
The Board of Trustees recommends that the fund's shareholders approve all of the proposals by voting "FOR".

Q.  What are the proposals?
Proposal 1: To Approve the Amendment of Certain Fundamental Investment Policies of the Fund
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Proposal 2: Approve an Amended and Restated Class B 12b-1 Distribution and Service Plan and Agreement
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Q.  Why is it necessary to change fundamental investment policies?
The policies proposed to be changed are either more restrictive than required under current law or are no longer required at all.
The changes proposed would result in your fund having a list of investment restrictions that are standardized with those of the other
Oppenheimer funds.  The changes are unlikely to materially affect the day-to-day management of your fund.

Q.  Which fundamental investment restrictions will be amended or eliminated?
Proposal 2A: Investing In Real Estate - The purpose of amending the existing policy is to clarify the Fund's permitted investments
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and to conform with other Oppenheimer Fund policies in this area.  Under both the existing policy and the proposed policy (both of which are detailed in the statement), the Fund is permitted to invest in:
1.       Debt securities secured by real estate or interest in real estate or issued by companies that invest in real estate, like
         Real Estate Investment Trusts (REITs)
2.       Hedging instruments, as permitted by any of its other investment policies, and
3.       Buy and sell options, futures, securities, or other investments linked to commodity prices
  Therefore amending the existing policy is not expected to increase the risk of the Fund.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2B Industry Concentration - Currently, and under the Proposed Policy, the Fund cannot invest more than 25% of its total
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assets in a single industry.  Proposed Policy:  That limit does not apply to securities issued by other investment companies, nor to municipal securities in general or to New Jersey Municipal Securities and that the limit applies to 25% or more.  Please see the proxy statement for a more detailed discussion of this proposal.  Elimination of this policy is unlikely to affect management of the
Fund.

Proposal 2C Borrowing - The Fund is currently subject to a more restrictive borrowing policy than is required by the 1940 Act. The
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Trustees recommend that the current policy be amended to permit the Fund to borrow as permitted by the 1940 Act.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2D Lending - The Fund is currently subject to a more restrictive lending policy than is required by the 1940 Act. The
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Trustees recommend that the current policy be amended to permit the Fund to make loans as permitted by the 1940 Act.  Please see the proxy statement for a more detailed discussion of this proposal.

Q.  Will approval of the Amended and Restated Class B 12b-1 Distribution and Service Plan and Agreement increase my fund's expenses?
Your fund's Class B 12b-1 payment rate is not expected to change.  The Amended and Restated 12b-1 Plan is a "compensation" plan under which the Fund pays a flat fee for services rendered under the plan.  The current 12b-1 plan is a "reimbursement" plan under which
the Fund reimburses the Distributor for distribution costs, such as payments made to dealers under the plan.   Both the current and
proposed plans increase the expenses of Class B shares of the Fund by up to 1.00% annually.  Please see the proxy statement for a more detailed discussion of this proposal.